UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: SEPTEMBER 29, 2003

AMERICAN CRYSTAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	33-83868; 333-11693; and 333-32251	84-0004720
(State or other jurisdiction of Incorporation)	(Commission) File Number)	(I.R.S. Employer Identification No.)

101 NORTH THIRD STREET MOORHEAD, MN 56560		(218) 236-4400
(Address of principal executive offices)		(Registrant’s telephone number)

Item  5

American Crystal Sugar Company (the “Company”), through its wholly-owned subsidiary Crab Creek Sugar Company, has completed the acquisition of all of the assets of Pacific Northwest Sugar Company, LLC (“PNSC”) and the control of the sugar production assets associated with the Moses Lake, Washington sugarbeet factory previously operated by PNSC.  In connection with this acquisition, the United States Department of Agriculture has transferred to the Company the sugar marketing allocations formerly allocated to PNSC.  As a result of the Company’s receipt of additional sugarbeet marketing allocations, the amount of sugar that the Company can market will increase beginning with the 2003 crop.  The Company does not intend to operate the Moses Lake facility.

Item  9

In connection with the acquisition of the Moses Lake facility, the Company announced to its shareholders in a letter dated September 29, 2003, that the Company does not intend to operate the Moses Lake facility and that the marketing allocations associated with the Moses Lake facility will allow more sugarbeets to be planted in the Red River Valley than would have otherwise been the case.  It is currently anticipated that the shareholders will be authorized to plant approximately 100% of stock acres in 2004.  The Board of Directors, however, will retain the authority to adjust planting levels up or down depending on circumstances that develop throughout the year.

In the same letter, the Company announced that the gross beet payment for the 2002 crop is currently estimated to increase approximately $2.70 from $38.00 to $40.70 per average ton of sugarbeets.  The actual gross beet payment for the 2002 crop may differ from the current estimate based on the final, year-end financial statements, which have not yet been finalized.

This report contains forward-looking statements and information based upon assumptions by the Company’s management.  These forward-looking statements can be identified by the use of forward-looking terminology such as “expects”, “believes”, “will” or similar verbs or expressions.  If any of management’s assumptions prove incorrect or should unanticipated circumstances arise, the Company’s actual results could materially differ from those anticipated by such forward-looking statements.  The differences could be caused by a number of factors or combination of factors, including, but not limited to, those factors influencing the Company and its business which are described in  “Important Factors” section contained in the Company’s Annual Report on Form 10-K for fiscal year 2002.  Readers are urged to consider these factors when evaluating any forward-looking statement.  The Company undertakes no obligation to update any forward-looking statements in this report to reflect future events or developments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN CRYSTAL SUGAR COMPANY

Dated:	September 29, 2003	/s/ Brian Ingulsrud
		By:	Brian Ingulsrud
		Its:	Corporate Controller and Chief Accounting Officer